Exhibit 99.1

March 15, 2013

To our ACCO Brands shareowners:

Last year was transformative for ACCO Brands Corporation as a result of our merger with MeadWestvaco's Consumer and Office Products business. The year was also challenging for the office products industry as a whole, as we and our customers were pressured by lower end-user demand in a number of our product categories, and by a macroeconomic environment that was slowly improving in geographies such as the U.S., but deteriorating in others, specifically Europe and Australia. Nevertheless, in 2012 we continued to execute well against our plans and paid down $200 million in debt, $75 million more than we had originally planned. Our overall performance, coupled with the Mead C&OP merger, positioned us well for strong earnings improvement in 2013.

In 2012, net sales increased 33% to $1.76 billion, compared to $1.32 billion in the prior-year twelve-month period, due to the merger with Mead C&OP. Income from continuing operations was $117.0 million, or $1.22 per share, compared to income of $18.6 million, or $0.32 per share, in the prior-year period, due to the release of the valuation allowance against our deferred taxes as a result of the merger.

Much of the integration work to realize expected cost synergies from the merger with Mead C&OP is either completed or well under way. We've integrated the sales and marketing functions. We've transitioned Mead from its former parent's Information Technology system, and as a result terminated the transition services agreement with MeadWestvaco. Once this IT transition was completed we equalized vendor terms across the two businesses and realized a sizable working capital benefit. In January of this year, we began the physical move and integration of our two dated goods manufacturing facilities. All of these actions are keeping us solidly on track to realize $20 million of cost synergies in 2013.

We also made great progress on our productivity initiatives. These initiatives generated more than $10 million of savings in 2012 - double the benefit of 2011 - and our 2013 objective is to achieve another $15-20 million in productivity savings as we expand our initiatives across the combined business and into additional geographies.

As we enter 2013, our goal is to balance share gains and sales synergies, especially in emerging markets, with profitability improvements and cost reduction initiatives, particularly in our mature geographies. Because we expect 2013 to remain a challenging year for the global economy and many of our customers, we have begun additional restructuring projects in the U.S. and Europe. This should yield further efficiencies in the latter part of this year and in 2014. For 2013, we are expecting modest pro forma revenue growth, including synergies, and the earnings improvement that will be largely driven by the realization of cost synergies and productivity improvements. A significant majority of the annual improvement will be in the second half of the year as we complete most of our integration activities. We should generate free cash flow of approximately $150 million in 2013, and our priority is to reduce debt, absent any compelling transactions.

As you probably know, in a few days we will transition our leadership responsibilities. It has been a priority of your Board of Directors to prepare for a smooth and seamless transition of leadership, and our announcement in February was the culmination of that carefully planned process. ACCO Brands today is a stronger and more resilient company, with great customer relationships, a robust product offering, significantly better channel and geographic coverage and greater financial flexibility than we've had in some time.  Our strategic focus will remain the same: to be the branded product leader in all the categories we serve.

We thank you for your continuing confidence in us and in all the people of ACCO Brands Corporation.

Sincerely,

Robert J. Keller	Boris Elisman
Chairman and Chief Executive Officer	President and Chief Operating Officer

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